SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec.240.14a-12

Autobytel Inc.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AUTOBYTEL INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on September 8, 2005

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Autobytel Inc., a Delaware corporation (“Autobytel”), will be held at 18872 MacArthur Boulevard, Fourth Floor, Irvine, California 92612-1400, on Thursday, September 8, 2005, at 10:00 a.m., Pacific Daylight Time, for the following purposes:

1. To elect two Class I Directors; and

2. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The board of directors has fixed the close of business on July 12, 2005 as the record date for the determination of the holders of common stock entitled to notice of and to vote at the Annual Meeting.

We are enclosing a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

A list of stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder for any purpose germane to the meeting during ordinary business hours for a period of ten days prior to the Annual Meeting at the offices of Autobytel, 18872 MacArthur Boulevard, Irvine, California 92612-1400, and will also be available for examination at the Annual Meeting until its adjournment.

YOUR ATTENTION IS DIRECTED TO THE ACCOMPANYING PROXY STATEMENT. WE INVITE ALL STOCKHOLDERS TO ATTEND THE ANNUAL MEETING. TO ENSURE THAT YOUR SHARES WILL BE VOTED AT THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE YOUR SHARES IN PERSON EVEN IF YOU HAVE PREVIOUSLY SUBMITTED A PROXY.

By Order of the Board of Directors

Richard A. Post
President and Chief Executive Officer

Irvine, California

July 20, 2005

IMPORTANT

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED TO AUTOBYTEL’S TRANSFER AGENT AT U.S. STOCK TRANSFER CORPORATION, ATTENTION: PROXY DEPARTMENT, 1745 GARDENA AVENUE, GLENDALE, CALIFORNIA 91204, TO BE RECEIVED NO LATER THAN SEPTEMBER 7, 2005. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO AUTOBYTEL OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN MAILING IN YOUR PROXY PROMPTLY.

PROXY STATEMENT

Autobytel Inc.

18872 MacArthur Boulevard

Irvine, California 92612-1400

To Be Held on September 8, 2005

THE MEETING

THE ENCLOSED PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS OF AUTOBYTEL INC., A DELAWARE CORPORATION, FOR USE AT AUTOBYTEL’S 2005 ANNUAL MEETING OF STOCKHOLDERS (THE “ANNUAL MEETING”) TO BE HELD ON THURSDAY, SEPTEMBER 8, 2005 AT 10:00 A.M., PACIFIC DAYLIGHT TIME, AT AUTOBYTEL’S CORPORATE HEADQUARTERS AT 18872 MACARTHUR BOULEVARD, FOURTH FLOOR, IRVINE, CALIFORNIA 92612-1400, AND AT ANY AND ALL ADJOURNMENTS OR POSTPONEMENTS THEREOF, FOR THE PURPOSES SET FORTH IN THE ACCOMPANYING NOTICE OF ANNUAL MEETING OF STOCKHOLDERS.

This Proxy Statement of Autobytel is being mailed on or about July 26, 2005 to each stockholder of record as of the close of business on July 12, 2005.

Record Date and Outstanding Shares

Autobytel’s board of directors has fixed the close of business on July 12, 2005 as the record date for the Annual Meeting. Only holders of record of Autobytel’s common stock at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting. As of the close of business on the record date there were 41,913,663 shares of common stock outstanding and entitled to vote, held of record by 582 stockholders.

Quorum and Vote Required

Holders of Autobytel common stock are entitled to one vote for each share held as of the record date. Approval of the directors in Proposal 1 requires the vote of a plurality of the outstanding common stock of Autobytel present in person or represented by proxy at the Annual Meeting. Attendance at the Annual Meeting in person or by proxy of the shares representing a majority of the outstanding common stock of Autobytel is required for a quorum.

Abstentions

Any abstention will be counted for purposes of determining a quorum, but will have the same effect as a vote AGAINST the proposals considered at the Annual Meeting.

Broker Non-Votes

In the event that a broker, bank, custodian, nominee or other record holder of Autobytel’s common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, which is called a broker non-vote, those shares will not be considered for purposes of determining the number of shares entitled to vote with respect to a particular proposal on which the broker has expressly not voted, but will be counted for purposes of determining the presence or absence of a quorum for the transaction of business.

Solicitation of Proxy; Expenses of Proxy Solicitation

The enclosed proxy is solicited by and on behalf of the board of directors of Autobytel. In addition, officers, directors and regular employees of Autobytel may solicit proxies by regular mail, electronic mail, facsimile transmission or personal calls. These persons will receive no additional compensation for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses.

Autobytel will pay all of the expenses of soliciting proxies to be voted at the Annual Meeting. Autobytel has requested brokers and nominees who hold stock in their name to furnish this proxy material to their customers and Autobytel will reimburse such brokers and nominees for their related out-of-pocket expenses.

Voting of Proxies

The proxy accompanying this Proxy Statement is solicited on behalf of the Autobytel board of directors for use at the Annual Meeting. Please complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to Autobytel. All properly signed proxies that Autobytel receives prior to the vote at the Annual Meeting and that are not revoked will be voted at the Annual Meeting according to the instructions indicated on the proxies or, if no direction is indicated, such proxies will be voted FOR the nominees for Class I Director.

Autobytel’s board of directors does not know of any matter that is not referred to in this Proxy Statement to be presented for action at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

Revocability of Proxy

If you are the holder of record for your shares, you may revoke your proxy at any time before it is exercised at the Annual Meeting by taking any of the following actions:

•	delivering a written notice to the Secretary of Autobytel at its principal office, 18872 MacArthur Boulevard, Irvine, California 92612-1400;

•	delivering a signed subsequent proxy relating to the same shares and bearing a later date prior to the vote at the Annual Meeting; or

•	attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, by itself, revoke a proxy.

Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

Recommendation of the Board of Directors

The board of directors of Autobytel recommends that Autobytel stockholders vote FOR the proposal to elect two Class I Directors.

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

NOMINATION AND ELECTION OF TWO CLASS I DIRECTORS

(PROPOSAL)

The persons named in the enclosed proxy will vote to elect the nominees named below under “Nominees for Class I Director” unless instructed otherwise in the proxy. The persons receiving the greatest number of votes will be the persons elected as the Class I Directors. Holders of common stock are not allowed to cumulate their votes in the election of Class I Directors. Shares represented by proxies which are marked “withhold authority” will have the same effect as a vote against the nominees. The Class I Directors are to hold office until the 2008 Annual Meeting of Stockholders and until their respective successors are duly qualified and elected.

The names and certain information concerning the persons nominated to be elected as Class I Director by the board of directors at the Annual Meeting are set forth below. THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES NAMED BELOW UNDER “NOMINEES FOR CLASS I DIRECTOR”. It is intended that shares represented by the proxies will be voted FOR the election to the board of directors of the persons named below unless authority to vote for the nominees has been withheld in the proxy. Although the persons nominated have consented to serve as a director if elected, and the board of directors has no reason to believe that the nominees will be unable to serve as directors, if either of the nominees withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominees designated by the board of directors. The following information regarding Autobytel’s directors, including the nominees, is relevant to your consideration of the nominees proposed by your board of directors:

Directors

The current directors of Autobytel are as follows:

Name	Age	Position
Michael J. Fuchs	59	Chairman of the Board and Director
Richard A. Post	46	Chief Executive Officer, President and Director
Jeffrey A. Schwartz	39	Vice Chairman and Director
Mark R. Ross	60	Vice Chairman and Director
Jeffrey H. Coats	47	Director
Robert S. Grimes	61	Director
Mark N. Kaplan	75	Director

The board of directors is divided into three classes, with each class holding office for staggered three-year terms. The term of Class I Director Jeffrey A. Schwartz expires in 2005, the terms of Class II Directors Mark N. Kaplan, Mark R. Ross and Richard A. Post expire in 2006 and the terms of Class III Directors Jeffrey H. Coats, Michael J. Fuchs and Robert S. Grimes expire in 2007. Mr. Ross and Mr. Coats are being nominated for Class I Directors at the Annual Meeting. If Mr. Coats is not elected as Class I Director, he will continue to serve as Class III Director. If Mr. Ross is not elected as Class I Director, he will continue to serve as Class II Director. There are no family relationships among Autobytel’s officers and directors.

Attendance at Meetings and Board Committees

During the fiscal year ended December 31, 2004, the board of directors held a total of 17 meetings. Each member of the board of directors attended more than 75% of the meetings of the board and of the committees of which he was a member.

The board of directors has constituted a Corporate Governance and Nominations Committee, a Compensation Committee and an Audit Committee.

The Corporate Governance and Nominations Committee, which was established in March 2004, met on two occasions in 2004 and operates under a charter approved by the board of directors, is responsible for (i) identifying individuals qualified to become directors and selecting director nominees or recommending nominees to the board of directors for nomination; (ii) recommending nominees for appointment to committees of the board of directors; (iii) developing and recommending charters of committees of the board of directors; and (iv) overseeing the corporate governance of Autobytel and, as deemed necessary or desirable from time to time, developing and recommending corporate governance policies to the board of directors. The Corporate Governance and Nominations Committee currently consists of Michael J. Fuchs (Chairman), Mark N. Kaplan and Mark R. Ross. A copy of the charter of the Corporate Governance and Nominations Committee is posted and available on the Corporate Governance link of the Investor Relations section of the Autobytel web site, www.autobytel.com. Information on our Web site is not incorporated by reference in this Proxy Statement.

The Compensation Committee, which met on six occasions in 2004 and operates under a charter approved by the board of directors, is responsible for (i) determining or recommending to the board of directors the compensation of the Chief Executive Officer and each other executive officer or any other officer who reports directly to the Chief Executive Officer based on the performance of each officer, (ii) making recommendations to the board of directors regarding stock option and purchase plans and other equity compensation arrangements and (iii) preparing reports regarding executive compensation for disclosure in Autobytel’s proxy statements or as otherwise required by applicable laws. The Compensation Committee currently consists of Jeffrey H. Coats (Chairman), Michael J. Fuchs and Mark N. Kaplan. A copy of the Compensation Committee charter is posted and available on the Corporate Governance link of the Investor Relations section of the Autobytel web site, www.autobytel.com. Information on our Web site is not incorporated by reference in this Proxy Statement.

The Audit Committee, which met on 29 occasions in 2004 and operates under a charter approved by the board of directors, is primarily responsible for (i) overseeing Autobytel’s accounting and financial reporting policies, processes, practices and internal controls, (ii) appointing, compensating and overseeing the independent auditors, (iii) reviewing the quality and objectivity of Autobytel’s independent audit and financial statements and (iv) acting as liaison between the board of directors and the independent auditors. The Audit Committee currently consists of Jeffrey H. Coats, Mark N. Kaplan (Chairman) and Mark R. Ross. Mr. Kaplan is an “independent director” within the meaning of Item 7(d)(3)(iv) of Schedule 14A under the Securities and Exchange Act of 1934, as amended, and audit committee financial expert within the meaning of federal securities laws. A copy of the Audit Committee charter is posted and available on the Corporate Governance link of the Investor Relations section of the Autobytel web site, www.autobytel.com. Information on our Web site is not incorporated by reference in this Proxy Statement.

All directors attended the 2004 annual meeting of stockholders.

Independence

All directors, other than Jeffrey A. Schwartz, Richard A. Post and Robert S. Grimes, and all committee members satisfy the definition of independent director under applicable federal securities laws and rules of the NASDAQ National Market. All members of the Audit Committee satisfy the definition for audit committee independence under federal securities laws.

Board Nominee Process

The Corporate Governance and Nominations Committee considers candidates for directors suggested by its members and other directors, as well as management and stockholders. The Corporate Governance and Nominations Committee may also from time to time as appropriate retain a third-party executive search firm to identify candidates. A stockholder who wishes to recommend a prospective nominee for the board of directors should notify Autobytel’s Secretary or any member of the Corporate Governance and Nominations Committee in writing with whatever supporting material the stockholder considers appropriate. The Corporate Governance and Nominations Committee will also consider whether to nominate any person nominated by a stockholder pursuant to the provisions of Autobytel’s by-laws relating to stockholder nominations as described in “Future Stockholder Proposals” below.

Generally, once the Corporate Governance and Nominations Committee identifies a prospective nominee, the Corporate Governance and Nominations Committee will make an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination will be based on whatever information is provided to the Corporate Governance and Nominations Committee with the recommendation of the prospective candidate, as well as the Corporate Governance and Nominations Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. Generally, the preliminary determination will be based primarily on the need for additional board of directors members to fill vacancies or expand the size of the board of directors and the likelihood that the prospective nominee can satisfy evaluation factors determined by the Corporate Governance and Nominations Committee to be appropriate from time to time for such evaluation. If the Corporate Governance and Nominations Committee determines, in consultation with the other board members, as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Corporate Governance and Nominations Committee. The Corporate Governance and Nominations Committee will then evaluate the prospective nominee against factors it considers appropriate from time to time, which currently include:

•	The ability of the prospective nominee to represent the interests of the stockholders of Autobytel;

•	The prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•	The prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties; and

•	The extent to which the prospective nominee would contribute to the range of talent, skill and expertise appropriate for the board of directors.

The Corporate Governance and Nominations Committee intends to nominate current members of the board of directors in the year in which their respective term expires so long as they continue to exhibit the qualities described above and are otherwise qualified to serve as members of the board of directors.

The Corporate Governance and Nominations Committee may also consider such other relevant factors as it deems appropriate, including the current composition of the board of directors, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Corporate Governance and Nominations Committee will determine whether to interview the prospective nominee, and if warranted, one or more members of the Corporate Governance and Nominations Committee and others, as appropriate, will interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Corporate Governance and Nominations Committee will make a recommendation to the full board of directors as to the persons who should be nominated by the board of directors, and the board of directors determines the nominees after considering the recommendation and report of the Corporate Governance and Nominations Committee.

The nominees for Class I Director herein were nominated by the board of directors at the recommendation of the Corporate Governance and Nominations Committee.

Stockholder Communication with the Board of Directors

Stockholders and other parties interested in communicating directly with any director or with the non-management directors as a group may do so by writing to Secretary, Autobytel Inc., 18872 MacArthur Boulevard, Irvine, California 92612-1400. Effective April 6, 2004, the Corporate Governance and Nominations Committee approved a process of handling letters received by Autobytel addressed to non-management members of the board of directors. Under that process, the Secretary reviews all such correspondence and regularly forwards to the board of directors a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the board of directors or committees thereof or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by Autobytel that is addressed to members of the board of directors and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of Autobytel’s Chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Code of Conduct and Ethics

The board of directors adopted a Code of Conduct and Ethics for Employees, Officers and Directors (the “Code of Ethics”). The Code of Ethics is applicable to employees, officers and directors of Autobytel, including the principal executive officer, the principal financial officer and the principal accounting officer. The Code of Ethics is posted and available on the Corporate Governance link of the Investor Relations section of the Autobytel website, www.autobytel.com. Autobytel intends to post amendments to or waivers from the Code of Ethics (to the extent applicable to Autobytel’s chief executive officer, principal financial officer or principal accounting officer or directors) at this location on its Web site. Information on our Web site is not incorporated by reference in this Proxy Statement.

Nominees for Class I Director

The following names will be placed in nomination for election to the board of directors as Class I Director. The shares represented by the proxy cards returned will be voted FOR the election of these nominees unless you specify otherwise.

Jeffrey H. Coats was elected a director of Autobytel in August 1996. Mr. Coats has been Chief Executive Officer, President and director of Mikronite Technologies Group Inc., an industrial technology company, since February 2002. Since August 2001, Mr. Coats has also been Managing Director of Maverick Associates LLC, a financial consulting and investment company. From July 1999 to July 2001, Mr. Coats was a Founder and Managing Director of TH Lee Global Internet Managers, L.P., a fund focused on making equity investments in eCommerce and Internet-related companies globally.

Mr. Coats remains a limited partner of the fund. Mr. Coats served as Managing Director of GE Equity, Inc., a wholly-owned subsidiary of General Electric Capital Corporation, from April 1996 to July 1999. Mr. Coats led GE Equity’s Consumer Group, which included strategic and financial investments in the Internet, eCommerce, media and entertainment, retail and consumer products and services. Many of these investments were made in conjunction with other GE operating subsidiaries, including NBC, GE Lighting and GE Appliances. Mr. Coats has also held various positions, including as Managing Director, of GE Capital Corporate Finance Group, Inc., a wholly-owned subsidiary of General Electric Capital Corporation, from June 1987 to April 1993. From May 1993 to April 1996, Mr. Coats was a partner in two private investment firms. Mr. Coats holds a B.B.A. in Finance from the University of Georgia and an M.B.A. in International Management from the American Graduate School of International Management.

Mark R. Ross has been a director of Autobytel since August 2001 and Vice Chairman since April 2005. Mr. Ross was a founding investor and director of Autoweb.com, Inc. from 1996 until its merger with Autobytel in August 2001. From 1999 until March 2004, Mr. Ross was a Managing Director of Chatsworth Securities, L.L.C., an investment firm. Since May 1996, Mr. Ross has been Managing Director of Cogito Capital Partners, L.L.C., a merchant bank focusing on advising, investing in and raising funds for technology companies. Mr. Ross has served on the board of advisors of numerous Internet companies, including iCastle.com and MediaPlex, Inc. Since May 1984, Mr. Ross has served as President, Chief Executive Officer and a director of On Word Information, Inc. He received a Bachelor of Science degree in finance from Lehigh University and studied at the graduate level in education at the University of Massachusetts.

Other Directors

Michael J. Fuchs was elected as a director of Autobytel in September 1996 and became Chairman in June 1998. From November 2000 to May 2001, Mr. Fuchs was Chief Executive Officer of MyTurn.com, Inc. and was Interim Chief Executive Officer from April 2000 to October 2000. Mr. Fuchs was a consultant from November 1995 to April 2000. Mr. Fuchs was Chairman and Chief Executive Officer of Home Box Office, a Division of TimeWarner Entertainment Company, L.P., a leading pay-television company, from October 1984 until November 1995, and Chairman and Chief Executive Officer of Warner Music Group, a Division of Time Warner Inc., from May 1995 to November 1995. MyTurn.com, Inc. filed a voluntary petition under Chapter 11 of the Bankruptcy Code on March 2, 2001, which was converted to a filing under Chapter 7 of the Bankruptcy Code on April 2, 2001. Mr. Fuchs holds a B.A. from Union College and a J.D. from the New York University School of Law. Mr. Fuchs is a member of the board of directors of Imax Corporation.

Robert S. Grimes has been a director of Autobytel since inception and since April 2000 has also been a consultant to Autobytel. From July 1996 through March 2000, Mr. Grimes served as Executive Vice President of Autobytel. Since September 1987, Mr. Grimes has been President of R.S. Grimes & Co., Inc., a private investment company. From April 1981 to March 1987, Mr. Grimes was a partner with the investment firm of Cowen & Company. Mr. Grimes holds a B.S. from the Wharton School of Commerce and Finance at the University of Pennsylvania and an L.L.B. from the University of Pennsylvania Law School. Mr. Grimes has served on the board of directors of Philips International Realty Corp., a New York Stock Exchange listed company, since April 1998.

Mark N. Kaplan was elected as a director of Autobytel in June 1998. Mr. Kaplan was a member of the law firm of Skadden, Arps, Slate, Meagher & Flom LLP from 1979 through 1998 and currently is of counsel to such firm. Mr. Kaplan serves on the board of directors of the following companies whose shares are publicly traded: American Biltrite Inc. (adhesive-coated, pressure-sensitive papers and films; tile flooring), Congoleum Corporation, Inc. (resilient sheet and tile flooring), DRS Technologies, Inc. (defense electronic products and systems), REFAC (intellectual property licensing and product development) and Volt Information Sciences, Inc. (staffing services and telecommunications and information solutions). Mr. Kaplan holds an A.B. from Columbia College and a J.D. from Columbia Law School.

Richard A. Post has served as a director of Autobytel since February 1999 and as Chief Executive Officer and President since April 2005. From July 2000 to December 2002, Mr. Post was Managing Partner of Lonetree Capital Partners, a technology investment fund. From June 1998 to July 2000, Mr. Post was Executive Vice President and Chief Financial Officer of MediaOne Group, Inc. and President of MediaOne Capital Corp., a subsidiary of MediaOne Group, Inc. From January 1997 to June 1998, Mr. Post was Vice President and Chief Financial Officer of MediaOne Group, Inc. Mr. Post joined US WEST Financial Services in April 1988 as manager of Corporate Development and was promoted in 1990, first to Executive Director, and then to Vice President, responsible for all Capital Asset Group businesses. From June 1996 to January 1997, he was President of Corporate Development at US WEST, Inc. where he had responsibility for corporate development efforts at US WEST Communications, as well as US WEST, Inc. From December 1995 to June 1996, he served as Vice President of Corporate Development for US WEST Media Group, a division of the former US WEST, Inc. Mr. Post holds both a business administration degree and an M.B.A. from Delta State University. Mr. Post is a member of the board of directors of Arbitron, Inc., an international media and marketing research company.

Jeffrey A. Schwartz has served as director of Autobytel since August 2001 and Vice Chairman since April 2005. He was President and Chief Executive Officer of Autobytel from December 2001 to April 2005. Mr. Schwartz was President and Chief Executive Officer and a director of Autoweb.com, Inc. from November 2000 to August 2001. He previously served as Autoweb’s Vice President, Strategic Development from October 1999 to November 2000. From 1995 to October 1999, Mr. Schwartz held various positions at The Walt Disney Company, including Corporate Vice President responsible for worldwide corporate alliance business development. In this role, Mr. Schwartz was responsible for executing the company’s long-term strategic marketing, promotional, advertising, and licensing relationships. During his tenure at Disney, Mr. Schwartz held several positions inside of the corporate group and was responsible for worldwide political affairs, governmental relations, and various strategic business communications and representations functions. From 1993 to 1995, Mr. Schwartz was a principal of California Communications Group, advising corporate, non-profit, and governmental clients. Mr. Schwartz received Bachelor of Arts, Master of Arts, and Ph.D. degrees in Political Science from the University of Southern California.

Principal Accountant Fees and Services

The Audit Committee has selected PricewaterhouseCoopers LLP to audit the financial statements of Autobytel for the year ended December 31, 2005, subject to finalizing the engagement arrangements with such firm. PricewaterhouseCoopers LLP has audited Autobytel’s financial statements since May 2002.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

Aggregate fees for professional services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2004 and 2003 were as follows:

	PricewaterhouseCoopers LLP
	2004	2003
Audit fees	$768,200	$231,400
Audit related fees	311,000	140,600
Tax fees	293,200	240,900
All other fees	—	—

Total	$1,372,400	$612,900

Audit Fees

The audit fees billed by PricewaterhouseCoopers LLP for the years ended December 31, 2004 and 2003 were for professional services rendered for the audits of Autobytel’s annual financial statements and the reviews of the interim financial statements included in Autobytel’s Quarterly Reports on Form 10-Q. The audit fees billed for the year ended December 31, 2004 included $258,700 for the attestation required by Section 404 of the Sarbanes-Oxley Act.

Audit Related Fees

The audit related fees billed by PricewaterhouseCoopers LLP for the years ended December 31, 2004 and 2003 were for professional services rendered for due diligence and audits in connection with acquisitions, accounting consulting and internal control reviews.

Tax Fees

Tax fees billed by PricewaterhouseCoopers LLP for the years ended December 31, 2004 and 2003 were for professional services rendered for tax compliance and tax advice, including tax advice and tax due diligence relating to acquisitions.

All Other Fees

There were no other fees billed by PricewaterhouseCoopers LLP for the years ended December 31, 2004 and 2003 other than for services described above.

The Audit Committee has determined that the provision of services rendered above is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Pre-Approval Policy

Under its charter, the Audit Committee is required to pre-approve all audit (including the annual audit engagement letter with the independent registered public accounting firm) and permitted non-audit services (including the fees and terms thereof) provided to Autobytel by the independent registered public accounting firm, subject to the de minimus exception for non-audit services as described in the Securities Exchange Act, of 1934, as amended. The Audit Committee consults with management with respect to pre-approval, including whether the provision of permitted non-audit services is compatible with maintaining the registered public accounting firm’s independence, and may not delegate these responsibilities to management. The Audit Committee may delegate to any member or members of the Audit Committee the power to grant any pre-approval, provided that such pre-approval is reported to the Audit Committee at the next scheduled Audit Committee meeting.

Each member of the Audit Committee has the authority to approve fees for services by PricewaterhouseCoopers LLP of up to $50,000. Any approved fees may be exceeded by no more than 20% without seeking further approval even if the total amount of such fees, including the excess, exceeds $50,000. Such authority is delegated first to Mark N. Kaplan and then to Mark Ross and Jeffrey Coats in such order. Any approval by a member of the Audit Committee is required to be reported to the Audit Committee at the next regularly scheduled meeting. All fees for services by PricewaterhouseCoopers LLP during 2004 were approved by the Audit Committee.

From time to time, the Audit Committee pre-approves fees up to a maximum amount for future services relating to recurring tax matters and securities filings.

Autobytel is required to provide the Audit Committee at each regularly scheduled quarterly meeting information about engagements with PricewaterhouseCoopers LLP, including fees paid.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the common stock as of June 30, 2005, by each director, each Autobytel Executive Officer, all directors and Autobytel Executive Officers as a group, and all beneficial owners of more than five percent (5%) of the common stock of Autobytel. The “Number of Shares Beneficially Owned” is based on 41,911,163 outstanding shares of common stock as of June 30, 2005. Shares of common stock are deemed to be outstanding and to be beneficially owned by the person listed below for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person, if such person has the right to acquire beneficial ownership of such shares within 60 days of June 30, 2005, through the exercise of any option, warrant or other right or the conversion of any security, or pursuant to the power to revoke, or the automatic termination of, a trust, discretionary account, or similar arrangement. Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all the shares of Autobytel common stock beneficially owned by them subject to community property laws, where applicable. The information with respect to each person specified is as supplied or confirmed by such person, based upon statements filed with the U.S. Securities and Exchange Commission, or based upon the actual knowledge of Autobytel.

	Shares Beneficially Owned
Name of Beneficial Owner:	Number	Percent
Goldman Sachs Asset Management, L.P. 32 Old Ship, New York, NY 10005(1)	4,177,529	10.0%
T. Rowe Price Associates, Inc. 100 E. Pratt Street, Baltimore, MD 21202(2)	2,508,400	6.0%
Munder Capital Management 480 Pierce Street, Birmingham, MI 48009(3)	2,389,907	5.7%
Passport Capital, LLC 402 Jackson Street, San Francisco, CA 94111(4)	2,111,925	5.0%
Peninsula Capital Management, Inc. One Sansome Street, Suite 3134, San Francisco, CA 94104(5)	2,244,976	5.4%
Robert S. Grimes(6)	892,104	2.1%
Jeffrey A. Schwartz(7)	1,345,346	3.1%
Mark R. Ross(8)	524,790	1.2%
Ariel Amir(9)	588,703	1.4%
Hoshi Printer(10)	433,333	1.0%
Michael J. Fuchs(11)	338,952	*
Andrew Donchak(12)	535,000	1.3%
Richard Walker(13)	328,970	*
Mark N. Kaplan(14)	103,031	*
Richard A. Post(15)	167,444	*
Jeffrey H. Coats(16)	92,500	*
Michael F. Schmidt(17)	82,773	*
All Autobytel Executive Officers and directors as a group (12 persons)(18)	5,432,946	11.8%

*	Less than 1%.

(1)	Sole voting power with respect to 3,490,842 of such shares and sole dispositive power with respect to all of such 4,177,529 shares. All the information presented in this Item with respect to this beneficial owner was extracted solely from the Schedule 13G filed with the SEC on January 10, 2005.

(2)	Sole voting power with respect to 170,500 of such shares and sole dispositive power with respect to all of such 2,508,400 shares. All the information presented in this Item with respect to this beneficial owner was extracted solely from the Schedule 13G filed with the SEC on February 8, 2005.

(3)	Sole voting power with respect to 2,385,807 of such shares and sole dispositive power with respect to all of such 2,389,907 shares. All the information presented in this Item with respect to this beneficial owner was extracted solely from the Schedule 13G filed with the SEC on February 10, 2005.

(4)

Includes 1,164,515 shares beneficially owned by Passport Master Fund, LP and 947,410 shares beneficially owned by Passport Master Fund II, LP. John Burbank is the sole managing member of Passport Capital, LLC and Passport Capital, LLC is the sole managing member of Passport Holdings, LLC and Passport Management, LLC. Passport Holdings, LLC is the general partner of Passport Master Fund, LP and Passport Master Fund II, LP. Passport.

Management, LLC is the investment manager to Passport Master Fund, LP and Passport Master Fund II, LP. As a result, Passport Management, LLC, Passport Holdings, LLC, Passport Capital, LLC and John Burbank may be considered to share the power to vote or direct the vote of, and the power to dispose or direct the disposition of, the shares beneficially owned. All the information presented in this Item with respect to such beneficial owners was extracted solely from the Schedule 13G filed with the SEC on February 15, 2005.

(5)	Represents 2,244,976 shares held in the accounts of Peninsula Fund, L.P. and Peninsula Technology Fund, L.P. managed by Peninsula Capital Management, Inc., the general partner of each fund. Scott Bedford may be deemed to be the beneficial owner of such shares by virtue of his role as the majority owner of Peninsula Capital Management, Inc. All the information presented in this Item with respect to such beneficial owners was extracted solely from the Schedule 13G filed with the SEC on March 28, 2005.

(6)	Includes an aggregate of 63,464 shares held by Mr. Grimes’ wife, 165,490 shares held in the Grimes Family Charitable Remainder Unitrust, Stefan F. Tucker, Trustee (the “Trust”), and 336,386 shares issuable upon exercise of options exercisable within 60 days of June 30, 2005. Mr. Grimes and his wife are lifetime beneficiaries of the Trust. Mr. Grimes disclaims beneficial ownership of the shares held by the Trust to the extent he does not have a pecuniary interest therein.

(7)	Includes 1,264,885 shares issuable upon exercise of options exercisable within 60 days of June 30, 2005.

(8)	Includes an aggregate of 435,382 shares held by On Word Information, Inc., of which Mr. Ross is a director and 75,000 shares issuable upon exercise of options exercisable within 60 days of June 30, 2005.

(9)	Includes 546,666 shares issuable upon exercise of options exercisable within 60 days of June 30, 2005.

(10)	Represents 433,333 shares issuable upon exercise of options exercisable within 60 days of June 30, 2005.

(11)	Includes 98,898 shares issuable upon exercise of options exercisable within 60 days of June 30, 2005.

(12)	Represents 535,000 shares issuable upon exercise of options exercisable within 60 days of June 30, 2005.

(13)	Represents 328,970 shares issuable upon exercise of options exercisable within 60 days of June 30, 2005.

(14)	Includes 89,531 shares issuable upon exercise of options exercisable within 60 days of June 30, 2005.

(15)	Includes 157,444 shares issuable upon exercise of options exercisable within 60 days of June 30, 2005.

(16)	Includes 84,500 shares issuable upon exercise of options exercisable within 60 days of June 30, 2005.

(17)	Includes 77,773 shares issuable upon exercise of options exercisable within 60 days of June 30, 2005.

(18)	Includes 4,028,386 shares issuable upon exercise of options exercisable within 60 days of June 30, 2005.

MANAGEMENT

Executive Officers

The current executive officers of Autobytel are as follows:

Name	Age	Position
Richard A. Post	46	Chief Executive Officer, President and Director
Richard Walker	41	Executive Vice President and Chief Operating Officer
Ariel Amir	45	Executive Vice President, Chief Legal and Administrative Officer and Secretary
Andrew Donchak	53	Executive Vice President(1)
Michael F. Schmidt	42	Executive Vice President and Chief Financial Officer

(1)	On June 15, 2005, Mr. Donchak tendered his resignation as an employee of Autobytel effective July 31, 2005.

Richard A. Post has served as a director of Autobytel since February 1999 and as Chief Executive Officer and President since April 2005. From July 2000 to December 2002, Mr. Post was Managing Partner of Lonetree Capital Partners, a technology investment fund. From June 1998 to July 2000, Mr. Post was Executive Vice President and Chief Financial Officer of MediaOne Group, Inc. and President of MediaOne Capital Corp., a subsidiary of MediaOne Group, Inc. From January 1997 to June 1998, Mr. Post was Vice President and Chief Financial Officer of MediaOne Group, Inc. Mr. Post joined US WEST Financial Services in April 1988 as manager of Corporate Development and was promoted in 1990, first to Executive Director, and then to Vice President, responsible for all Capital Asset Group businesses. From June 1996 to January 1997, he was President of Corporate Development at US WEST, Inc. where he had responsibility for corporate development efforts at US WEST Communications, as well as US WEST, Inc. From December 1995 to June 1996, he served as Vice President of Corporate Development for US WEST Media Group, a division of the former US WEST, Inc. Mr. Post holds both a business administration degree and an M.B.A. from Delta State University. Mr. Post is a member of the board of directors of Arbitron, Inc., an international media and marketing research company.

Ariel Amir joined Autobytel as Vice President and General Counsel in March 1999, was elected Secretary in April 1999, and was promoted to Senior Vice President in April 2000, Executive Vice President in September 2000, and Chief Legal and Administrative Officer in July 2005. Mr. Amir was Vice President of Security Capital U.S. Realty from February 1998 until March 1999, where he was responsible for mergers and acquisitions and relations with strategic investees. Mr. Amir was Vice President of Security Capital Group Incorporated, where he provided securities offering and corporate acquisitions services from June 1994 until January 1998. Prior to joining Security Capital Group, Mr. Amir was an attorney with the law firm of Weil, Gotshal & Manges in New York where he practiced securities and corporate law from September 1985 until April 1994. Mr. Amir received his law degree from Georgetown University Law Center, an M.S. in industrial administration from Carnegie-Mellon University Graduate School of Industrial Administration and an A.B. in Economics from Washington University in St. Louis.

Andrew Donchak joined Autobytel in August 2000 as Senior Vice President, Chief Marketing Officer and was promoted to Executive Vice President in March 2002. On June 15, 2005, Mr. Donchak tendered his resignation as an employee of Autobytel effective July 31, 2005. Effective in April 2005, Mr. Donchak no longer served as Autobytel’s Chief Marketing Officer, as these duties have been assumed by Autobytel’s newly appointed Chief Operating Officer. Previously, Mr. Donchak served as Vice President, Marketing, of Navigation Technologies, Inc., a database developer for GPS navigation systems, where he was responsible for marketing and fulfillment operations, from November 1997 to August 2000. Prior to that, Mr. Donchak was President, Consumer Division of Konami of America, Inc., an interactive entertainment software development company, from December 1994 until October 1997. From January to November 1994, he was Executive Vice President of BCI, a media syndication company. Mr. Donchak spent fifteen years from October 1978 until December 1993 at BBDO Worldwide in New York and Chicago where he last served as Executive Vice President, was a member of the BBDO NY Board of Directors, and was responsible for key agency/client relationships. Mr. Donchak received a Masters in Marketing and Finance from the Kellogg Graduate School of Management at Northwestern University, where he also earned a Masters of Science in Advertising and a Bachelors of Science in Communications Studies.

Michael F. Schmidt joined Autobytel as Senior Vice President, Finance in April 2004, and was appointed Executive Vice President and Chief Financial Officer in May 2005. From April 2002 to April 2004, Mr. Schmidt was Chief Financial Officer at Telephia Inc., a leading provider of performance information for the mobile telecommunications industry. From December 2000 to August 2001, Mr. Schmidt was Chief Financial Officer of Autoweb.com, Inc., an automotive marketing services company. From May 2000 to October 2000, Mr. Schmidt was Chief Operating Officer and Chief Financial Officer at

MizBiz, an internet startup. From September 1999 to May 2000, Mr. Schmidt was Director of Finance at Pacificare Health Systems, a health care company. From 1988 to March 1999, Mr. Schmidt held various senior level finance and operational positions at IMS Health, a worldwide provider of information services. Mr. Schmidt began his career as a certified public accountant with Ernst & Whinney. Mr. Schmidt received a Bachelors of Business Administration and Accounting from Cleveland State University.

Richard Walker joined Autobytel in January 2003 as Senior Vice President, Corporate Development and Strategy, and was promoted to Executive Vice President, Corporate Development and Strategy in June 2003 and Executive Vice President and Chief Operating Officer in April 2005. Previously, Mr. Walker served as Vice President for LoneTree Capital Management, a technology investment fund, from August 2000 to December 2002. Prior to that, Mr. Walker was Vice President, Corporate Development for MediaOne Group, Inc., a multinational broadband and wireless company, from November 1998 until July 2000, where he was responsible for directing several strategic corporate and business development initiatives in the United States and Asia-Pacific. From April 1997 through October 1998 he was Vice President, Business Development for MediaOne, Inc., the domestic broadband operating division of US WEST Media Group and, after June of 1998, MediaOne Group, Inc. From December 1995 until March 1997, he was Executive Director, Corporate Development for US WEST, Inc., a Regional Bell Operating Company, where he supported overall corporate and business development efforts at the two largest operating groups: US WEST Communications and US West Media. Mr. Walker originally joined US West in December 1990 and held various positions in investor relations, business development, and strategic marketing. Mr. Walker began his career in 1986 as a certified public accountant with Arthur Andersen & Co. in Atlanta, GA. Mr. Walker graduated Magna Cum Laude with a B.S. in Business from the University of Colorado, and an MBA from the University of Denver, Executive Program.

All executive officers of Autobytel are chosen by the board of directors and serve at its discretion, except that Richard A. Post and Richard Walker have an employment agreements expiring April 27, 2006, Michael Schmidt has an employment agreement expiring May 30, 2006 and Ariel Amir has an employment agreement expiring July 19, 2006. Mr. Donchak has tendered his resignation as an employee of Autobytel effective July 31, 2005.

Executive Compensation

Summary of Cash and Certain Other Compensation. The following table provides certain summary information concerning compensation paid or accrued by Autobytel to or on behalf of Autobytel’s former Chief Executive Officer, the other executive officers of Autobytel, and Autobytel’s former Executive Vice President and Chief Financial Officer for the year ended December 31, 2004 (the “Autobytel Executive Officers”):

		Annual Compensation					Long-term Compensation Awards
Name and Principal Position	Fiscal Year Ended December 31,	Salary	Bonus		Other Annual Compensation		Securities Underlying Options(#)	All Other Compensation
Jeffrey A. Schwartz Vice Chairman and Former Chief Executive Officer and President	2004 2003 2002	$401,000 399,000 330,424	$250,000 250,000 250,000	(1) (3) (3)	$39,371 22,354 19,183	(2) (2) (2)	— 1,000,000 —	— — —

Hoshi Printer Former Executive Vice President and Chief Financial Officer	2004 2003 2002	265,000 265,000 265,000	41,265 158,735 135,000	(1) (3) (3)	— — —		75,000 160,000 112,500	— — —

Michael Schmidt Executive Vice President and Chief Financial Officer	2004	161,250	72,563	(3)(4)	32,160	(5)	200,000	—

Ariel Amir Executive Vice President and Chief Legal and Administrative Officer	2004 2003 2002	265,000 265,000 265,000	82,515 158,735 125,000	(4) (3) (3)	1,000 — —	(6)	75,000 160,000 400,000	— — —

Andrew Donchak Executive Vice President	2004 2003 2002	265,000 265,000 245,000	132,515 158,735 150,000	(4) (3) (3)	— — —		75,000 160,000 150,000	— — —

Richard Walker Executive Vice President and Chief Operating Officer	2004 2003	265,000 236,250	114,025 149,750	(4) (3)	— —		75,000 355,000	— —

(1)	Represents retention bonus paid in the third quarter of 2004.

(2)	Represents payments for car services and allowance and/or legal services.

(3)	Amount paid in the following year.

(4)	$72,563, $66,250, $66,250 and $88,775 of such amounts was paid to Messrs. Schmidt, Amir, Donchak and Walker, respectively, in 2005 for services performed in 2004.

(5)	Represents payments for commuting costs.

(6)	Fifth year anniversary employee award.

Stock Option Grants in 2004

The following table sets forth for each of the Autobytel Executive Officers certain information concerning stock options granted to them during 2004. We have never issued stock appreciation rights. During 2004, Autobytel granted options at an exercise price equal to the fair market value of a share of common stock as determined by its closing price on the Nasdaq National Market on the date of grant. The term of each option granted is generally ten years from the date of grant. Options may terminate before their expiration dates if the optionee’s status as an employee is terminated or upon the optionee’s death or disability.

	Individual Grants					Potential Realizable Value of Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name	Number of Securities Underlying Options Granted(#)		Percent of Total Options Granted to Employees in 2004(1)	Exercise Price ($/Share)	Expiration Date

						5%($)	10%($)
Jeffrey A. Schwartz	—		—	$—	—	$—	$—
Hoshi Printer	75,000	(3)	3.8%	8.80	09/21/14	415,070	1,051,870
Ariel Amir	75,000	(3)	3.8%	8.80	09/21/14	415,070	1,051,870
Andrew Donchak	75,000	(3)	3.8%	8.80	09/21/14	415,070	1,051,870
Richard Walker	75,000	(3)	3.8%	8.80	09/21/14	415,070	1,051,870
Michael Schmidt	175,000	(4)	8.8%	13.87	04/01/14	1,526,484	3,868,411
	25,000	(4)	1.3%	8.80	09/21/14	138,357	350,623

(1)	Based on options to purchase 2,000,000 shares granted under Autobytel’s 1996 Stock Incentive Plan, 1998 Stock Option Plan, 1999 Stock Option Plan, 1999 Employee and Acquisition Related Stock Option Plan, Amended and Restated 2001 Restricted Stock and Option Plan and 2004 Restricted Stock and Option Plan to employees during fiscal 2004.

(2)	The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent Autobytel’s estimate or projection of its future common stock prices.

(3)	The options vest and become exercisable 50% on the first anniversary of the date of grant and the remaining 50% on a monthly basis during the 12 month period ending on the second anniversary of the date of grant.

(4)	The options vest and become exercisable 33 1/3% 12 months after the date of grant and 1/36 at the end of each successive monthly anniversary thereafter ending on the third anniversary of the date of grant.

Aggregated Option Exercises in 2004 and Year-End Option Values

The following table sets forth for each of the Autobytel Executive Officers certain information concerning options exercised during fiscal year 2004 and the number of shares subject to both exercisable and unexercisable stock options as of December 31, 2004. The values for “in-the-money” options are calculated by determining the difference between the fair market value of the securities underlying the options as of December 31, 2004 ($6.04 per share) and the exercise price of the individual’s options. Autobytel has never issued stock appreciation rights.

	Number of Shares Acquired on Exercise	Value Realized($)	Number of Securities Underlying Unexercised Options at December 31, 2004		Value of Unexercised In-The-Money Options at December 31, 2004
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Jeffrey A. Schwartz	174,349	$1,553,670	1,014,885	750,000	$3,234,437	$—
Hoshi Printer	—	—	407,777	127,223	1,464,989	37,036
Ariel Amir	—	—	510,294	124,706	1,688,591	29,409
Andrew Donchak	25,000	171,427	373,055	131,945	762,232	51,968
Richard Walker	5,000	37,827	218,335	206,665	482,413	185,988
Michael Schmidt	—	—	—	200,000	—	—

Employment Agreements

On April 27, 2005, we entered into an Employment Agreement with Richard Post, our Chief Executive Officer and President. The Employment Agreement is for a one year term and may be terminated by us with thirty days’ prior written notice, or by Mr. Post with sixty days’ prior written notice. We may renew the agreement by delivering written notice to Mr. Post at least sixty days prior to the expiration of the agreement, in which case, the term of the agreement shall extend for additional one month terms until the second anniversary thereof, unless we deliver thirty days’ written notice or Mr. Post delivers sixty (60) days’ written notice of our or his intention not to renew.

Mr. Post is entitled to an annual base salary of $325,000 during the term, and is eligible for a bonus of 65% of his annual base salary in the board’s discretion. In addition, Mr. Post may participate in any benefit plans generally afforded to our executive officers. Mr. Post will also be granted stock options to purchase 200,000 shares of our common stock, which shall vest during the term in equal installments from the date of grant to the one year anniversary of the agreement, provided that the vesting of such options shall accelerate upon a change of control. If Mr. Post’s compensation is deemed to be parachute payments under the Internal Revenue Code, then we have agreed to make additional payments to him to compensate for his additional tax obligations.

If, during the one year following the termination of employment, Mr. Post complies with the non-competition and non-solicitation provisions of the agreement, any unvested stock options that were granted after the date of the agreement will be deemed to have vested during such one year period as if he was an employee during that time.

In the event of a change of control during the term of his employment or at any time during the six month period following such term, Mr. Post is entitled to a lump sum payment equal to two times the sum of his annual base salary plus a bonus of 65% of annual base salary. In addition, if Mr. Post’s employment was terminated prior to a change of control that occurs during the six month period following such termination, any unvested stock options that were granted after the date of the agreement shall vest in full immediately prior to such change of control, assuming Mr. Post complies with the non-compete and non-solicitation provisions of the agreement.

In connection with Jeffrey Schwartz’s resignation as our Chief Executive Officer and President, effective April 27, 2005, we and Mr. Schwartz amended and restated Mr. Schwartz’s December 4, 2003 Employment Agreement, effective April 27, 2005 (as amended and restated, the “Schwartz Employment Agreement”).

The Schwartz Employment Agreement is for a one year term and may be terminated by us at any time, or by Mr. Schwartz, with thirty days prior written notice. We may renew the agreement by delivering written notice to Mr. Schwartz at least ninety days prior to the expiration of the agreement, in which case, the term of the agreement shall extend for an additional one year term. If the agreement is not renewed, we are required to pay Mr. Schwartz his base salary for three months after the expiration of the agreement and to continue his benefits during such period. If we terminate Mr. Schwartz’ employment during the term, he is entitled to continue to receive his base salary and benefits until ninety days following the date on which the agreement would have expired by its terms. If, during the longer of (a) the one year following the termination of employment and (b) July 22, 2006, Mr. Schwartz complies with the non-competition and non-solicitation provisions of the agreement, any unvested stock options held by him on the date of termination will be deemed to have vested during such period as if he was an employee during that time.

Mr. Schwartz is entitled to an annual base salary of $400,000 during the term, and is eligible for a bonus of 50% of his annual base salary in the board’s discretion. In addition, Mr. Schwartz may participate in any benefit plans generally afforded to our executive officers. If Mr. Schwartz’ compensation is deemed to be parachute payments under the Internal Revenue Code, then we have agreed to make additional payments to him to compensate for his additional tax obligations. The agreement also requires us to indemnify Mr. Schwartz under certain circumstances.

In the event of a change of control during the term of his employment or at any time during the six month period following such term, Mr. Schwartz is entitled to a lump sum payment equal to two times the sum of his annual base salary plus a bonus of 50% of his annual base salary. In addition, if Mr. Schwartz’s employment was terminated prior to a change of control that occurs during the six month period following such termination, any unvested stock options held by Mr. Schwartz on the date of termination shall vest in full immediately prior to such change of control, assuming Mr. Schwartz complies with the non-compete and non-solicitation provisions of the agreement.

In connection with the appointment of Richard Walker to the position of Executive Vice President and Chief Operating Officer, we and Mr. Walker amended and restated the January 21, 2003 and July 1, 2003 letter agreements between us in an Employment Agreement, effective April 27, 2005 (as amended and restated, the “Walker Employment Agreement”).

The Walker Employment Agreement is for a one year term and automatically renews for an additional one year period unless either party notifies the other of its intent not to renew no later than sixty days prior to the expiration of the one year term. If we do not renew or terminate Mr. Walker’s employment during the term, Mr. Walker is entitled to twelve months of base salary plus a bonus of 50% of his annual base salary, and to receive benefits for twelve months after such expiration.

Mr. Walker is entitled to an annual base salary of $300,000 during the term, and is eligible for a bonus of 50% of his annual base salary in the board’s discretion. In addition, Mr. Walker may participate in any benefit plans generally afforded to executive officers. Mr. Walker will also be granted stock options to purchase 100,000 shares of our common stock, which shall vest, as to 50,000 of the options, on the six month anniversary of the agreement, and thereafter 8,333 of the options shall vest on each monthly anniversary of the agreement, provided that the vesting of such options shall accelerate upon a change of control. If Mr. Walker’s compensation is deemed to be parachute payments under the Internal Revenue Code, then we have agreed to make additional payments to him to compensate for his additional tax obligations.

If, during the one year following the termination of employment, Mr. Walker complies with the non-competition and non-solicitation provisions of the agreement, any stock options granted to Mr. Walker after the date of the agreement will be deemed to have vested during such one year period as if he was an employee during that time.

In the event of a change of control during the term of his employment or at any time during the six month period following such term, Mr. Walker is entitled to a lump sum payment equal to two times the sum of his annual base salary plus a bonus of 50% of annual base salary, so long as Mr. Walker agrees, if requested, to continue with us or any successor for no longer than ninety days after the change of control. In addition, if Mr. Walker’s employment was terminated prior to a change of control that occurs during the six month period following such termination, any stock options that were granted after the date of the agreement shall vest in full immediately prior to such change of control, assuming Mr. Walker complies with the non-compete and non-solicitation provisions of the agreement.

In connection with the appointment of Michael Schmidt to the position of Executive Vice President and Chief Financial Officer, on May 30, 2005, we and Mr. Schmidt amended and restated the March 9, 2004 letter agreement between us in an Employment Agreement (as amended and restated, the “Schmidt Employment Agreement”).

The Schmidt Employment Agreement is for a one year term and automatically renews for an additional one year period unless either party notifies the other of its intent not to renew no later than sixty days prior to the expiration of the one year term. Mr. Schmidt is entitled to an annual base salary of $250,000 during the term, and is eligible for a bonus of 50% of his annual base salary in the board’s discretion. In addition, Mr. Schmidt may participate in any benefit plans generally afforded to executive officers. If Mr. Schmidt’s employment is terminated without “cause”, is not renewed or if Mr. Schmidt terminates his employment with “good reason” (each as defined in the Schmidt Employment Agreement), Mr. Schmidt is entitled to a lump sum payment equal to his annual base salary plus bonus, as well as benefits for one year following such termination.

In the event of a change of control during the term of his employment or at any time during the six month period following such term, Mr. Schmidt is entitled to a lump sum payment equal to two times the sum of his annual base salary plus a bonus of 50% of annual base salary, so long as Mr. Schmidt agrees, if requested, to continue with us or any successor for no longer than six months after the change of control. If Mr. Schmidt’s compensation is deemed to be parachute payments under the Internal Revenue Code, then we have agreed to make additional payments to him to compensate for his additional tax obligations.

Mr. Schmidt will also be granted stock options to purchase 150,000 shares of our common stock, which shall vest, as to 50,000 of the options, on the one year anniversary of the date of grant, and thereafter 4,166 of the options shall vest on each monthly anniversary of the date of grant, provided that the vesting of such options shall accelerate upon a change of control.

On January 7, 2005, Hoshi Printer, former Executive Vice President and Chief Financial Officer, and Autobytel entered into a severance agreement and general release. Under that agreement, Mr. Printer remains an at-will employee and is entitled to continue to receive a monthly base salary and benefits, other than bonuses, similar to those he received prior to his resignation. In consideration of an additional payment equal to one month’s base salary of $22,073.33, Mr. Printer rescinded and waived all rights he may have had under any agreements with Autobytel, other than rights to indemnity and insurance and stock option agreements. In consideration of an additional one month’s base salary, Mr. Printer irrevocably tendered his resignation as an employee of Autobytel, which may be accepted by Autobytel upon 24 hours notice. We accepted his resignation in May 2005. Under the agreement, Autobytel and Mr. Printer also agreed to release one another from certain liabilities, as more fully described in the severance agreement and general release.

On July 19, 2005, we and Ariel Amir amended and restated Mr. Amir’s April 1, 2002 Employment Agreement, effective July 19, 2005 (as amended and restated, the “Amir Employment Agreement”).

The Amir Employment Agreement is for a one year term and automatically renews for an additional one year period unless either party notifies the other of its intent not to renew no later than one hundred twenty days prior to the expiration of the one year term. Mr. Amir is entitled to an annual base salary of $265,000 during the term, and is eligible for a bonus of 50% of his annual base salary in the board’s discretion. In addition, Mr. Amir may participate in any benefit plans generally afforded to executive officers. If Mr. Amir’s employment is terminated without “cause”, is not renewed or if Mr. Amir terminates his employment with “good reason” (each as defined in the Amir Employment Agreement), Mr. Amir is entitled to a lump sum payment equal to his annual base salary plus bonus, as well as benefits for one year following such termination.

In the event of a change of control during the term of his employment or at any time during the six month period following such term, Mr. Amir is entitled to a lump sum payment equal to two times the sum of his annual base salary plus a bonus of 50% of annual base salary, so long as Mr. Amir agrees, if requested, to continue with us or any successor for no longer than ninety days after the change of control. If Mr. Amir’s compensation is deemed to be parachute payments under the Internal Revenue Code, then we have agreed to make additional payments to him to compensate for his additional tax obligations.

Mr. Amir will also be granted stock options to purchase 100,000 shares of our common stock, which shall vest, as to one third of the options, on the one year anniversary of the date of grant, and thereafter 1/36 of the options shall vest on each monthly anniversary of the date of grant, provided that the vesting of such options shall accelerate upon a change of control.

As of October 1, 2002, Autobytel entered into a letter agreement with Andrew Donchak, Autobytel’s Executive Vice President and then Chief Marketing Officer. Mr. Donchak is entitled to a base salary of $265,000 and a bonus as determined by the board of directors from time to time. If Mr. Donchak’s employment is terminated without “cause” or if Mr. Donchak terminates his employment with “good reason” (each as defined), Mr. Donchak is entitled to a lump sum payment equal to one year’s base salary at the highest annual rate in effect during the term of his employment.

In the event of a change of control of Autobytel while Mr. Donchak remains employed by Autobytel, his employment will automatically extend for a period of two years from the date of the change of control. In addition to the above, in the event Mr. Donchak’s employment is terminated during the six month period prior to (or the first twelve months following) a change of control by Mr. Donchak for good reason or by Autobytel other than for cause, disability or death, Mr. Donchak is entitled to a lump sum payment equal to twice the highest base salary paid to Mr. Donchak during his employment plus the amount of the cost of employee insurance benefits for one year. In the event of a change of control while Mr. Donchak is employed by Autobytel or if Mr. Donchak’s employment is terminated by Autobytel without cause or by Mr. Donchak for good reason during the six month period prior to a change of control, unvested options shall become vested and exercisable.

On June 15, 2005, Mr. Donchak tendered his resignation as an employee of Autobytel, effective July 31, 2005, and Autobytel and Mr. Donchak agreed that such termination of Mr. Donchak’s employment was for good reason under the October 1, 2002 letter agreement. As a result, Mr. Donchak will be entitled to a severance payment equal to one year’s base salary at the highest rate paid to Mr. Donchak while employed by Autobytel and benefits for twelve months following the termination of his employment. Any payment for good reason shall be deducted from any payment that may be due Mr. Donchak under the October 1, 2002 letter agreement in connection with a termination prior to a change of control. In addition, any unvested portion of any option acquired by Mr. Donchak during his employment shall become immediately and fully vested and all options, including any previously vested but unexercised portions of any options, shall be exercisable from the date of the termination of his employment until the date that is two (2) years following the termination date.

Director Compensation

Autobytel’s non-employee directors receive cash compensation for service on Autobytel’s board of directors or any committee or subcommittee thereof. Non-employee directors receive the following fees: (i) annual fee of $20,000 payable quarterly; (ii) $1,000 for each board meeting attended, whether by phone or in person; and (iii) $500 for each committee or subcommittee meeting attended, whether by phone or in person. In addition, directors are reimbursed for expenses incurred in connection with attendance at board and committee or subcommittee meetings. The Chairman of the Audit Committee is entitled to a $10,000 annual retainer payable quarterly. The Chairman of the Compensation Committee is entitled to a $5,000 annual retainer payable quarterly. The Chairman of the Corporate Governance and Nominations Committee is entitled to a $2,500 annual retainer payable quarterly.

Autobytel’s 1999 Stock Option Plan provides for an automatic grant of a first option to purchase 20,000 shares of common stock to each non-employee director on the date on which the person first becomes a non-employee director; provided, that if any person serving as a non-employee director before January 14, 1999 received options for less than 20,000 shares on the date such person became a member of the board of directors, such person was granted an option to purchase a number of shares equal to the difference between 20,000 shares and the shares actually granted. After the first option is granted to the non-employee director, he or she will automatically be granted a subsequent option to purchase 5,000 shares on November 1 of each subsequent year provided he or she is then a non-employee director and, provided further, that on such date he or she has served on the board of directors for at least six months. First options and each subsequent option will have a term of ten years. The shares related to the first option and each subsequent option vest in their entirety and become exercisable on the first anniversary of the grant date, provided that the option holder continues to serve as a director on such dates. The exercise price of shares subject to the first option and each subsequent option shall be 100% of the fair market value per share of common stock on the date of the grant of the option. The Autobytel 2000 Stock Option Plan contains identical provision for option grants to non-employee directors that become effective when no shares are available for grant under the 1999 Stock Option Plan.

In reliance on compensation consultant advice regarding the amount of time spent by the non-employee directors on company matters in 2004 in relation to their existing compensation, such directors received additional option grants in 2004. In addition to the automatic grants referred to above, in 2004, each non-employee director was granted options to purchase 5,000 shares of common stock.

Directors who are also employees of Autobytel do not receive any additional compensation for their service as directors.

Equity Compensation Plans

The following table summarizes information, as of December 31, 2004, relating to equity compensation plans of Autobytel pursuant to which grants of options, restricted stock or other rights to acquire shares may be granted from time to time.

	Number of securities to be issued upon exercise of outstanding options and rights	Weighted-average exercise price of outstanding options and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Plan category
Equity compensation plans approved by stock holders(1)	6,413,364	$6.01	2,931,300
Equity compensation plan not approved by stock holders(2)	1,253,282	8.30	14,363

Total(3)	7,666,646	6.39	2,945,663

(1)	These plans are Autobytel’s 1996 Stock Option Plan, 1996 Stock Incentive Plan, 1996 Employee Stock Purchase Plan, 1998 Stock Option Plan, 1999 Stock Option Plan, 2000 Stock Option Plan and Amended, Restated 2001 Restricted Stock and Option Plan and 2004 Restricted Stock and Option Plan.

(2)	The sole equity compensation plan not previously submitted to stockholders for approval is Autobytel’s 1999 Employee and Acquisition Related Stock Option Plan. For a description of the key provisions of this plan, see Autobytel’s Proxy Statement filed with the SEC on April 28, 2004, under “Stock Plans”.

(3)	Does not include options to purchase an aggregate of 166,576 shares, at a weighted average exercise price of $12.47, granted under plans assumed in connection with acquisition transactions. No additional options may be granted under these assumed plans.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee (i) was an officer or employee of Autobytel or any of its subsidiaries during fiscal year 2004, (ii) was formerly an officer of Autobytel or any of its subsidiaries, or (iii) had any relationships requiring disclosure by Autobytel under federal securities rules requiring disclosure of certain relationships and related party transactions. None of the executive officers of Autobytel serves or has served as a member of the board of directors or compensation committee of any other company that has one or more executive officers that serve or have served on Autobytel’s board of directors or Compensation Committee. Except for Mr. Post, who resigned his position as a member of the Compensation Committee in April 2005, the members of the Compensation Committee as of December 31, 2004 were, and as of the date hereof are, Mr. Fuchs, Mr. Coats and Mr. Kaplan.

Stock Price Performance Graph

The following graph shows a comparison of cumulative total stockholder returns for Autobytel’s common stock, the NASDAQ National Market, the Russell 2000 Index and the Russell 3000 Index. In 2003, Autobytel was included for the first time in the Russell 3000 Index. The graph assumes the investment of $100 on December 31, 1999. The data regarding Autobytel assumes an investment at the closing price of $15.19 per share of Autobytel’s common stock on December 31, 1999. The performance shown is not necessarily indicative of future performance.

	Cumulative Total Return
	12/99	12/00	12/01	12/02	12/03	12/04
AUTOBYTEL INC.	$100.00	$16.46	$11.36	$18.44	$59.98	$39.77
NASDAQ STOCK MARKET (U.S.)	100.00	59.19	44.90	25.97	37.93	40.26
RUSSELL 2000	100.00	96.98	99.39	79.03	116.38	137.71
RUSSELL 3000	100.00	92.54	81.94	64.29	84.25	94.32

*	$100 Invested on 12/31/99 in stock or index, including reinvestment of dividends. Fiscal year ending December 31.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon Autobytel’s review of forms filed by directors, officers and certain beneficial owners of Autobytel’s common stock (the “Section 16 Reporting Persons”) pursuant to Section 16 of the Exchange Act, Autobytel is not aware of any failures by the Section 16 Reporting Persons to file the forms required to be filed by them pursuant to Section 16 of the Exchange Act, other than a late filing by Mr. Grimes to report a change in the form of ownership from indirect to direct relating to 10,300 shares previously held by the estate of Mr. Grimes’ father.

Certain Relationships and Related Transactions

Autobytel and Robert Grimes, a current director and a former Executive Vice President of Autobytel, are parties to a consulting services agreement dated April 1, 2000. The agreement was extended through September 30, 2004 and then on a month to month basis until notice of termination by either party. During the term of the consulting agreement, Mr. Grimes will receive $50,000 per year payable on a monthly basis and a $2,500 monthly office expense allowance. Mr. Grimes will make himself available to the executive officers of Autobytel for up to 16 hours a month for consultation and other activities related to formulating and implementing business strategies and relationships. Autobytel may terminate the agreement upon Mr. Grimes’ breach of contract. If Mr. Grimes’ agreement is terminated without breach, Mr. Grimes is entitled to either a prorated or a lump sum payment equal to the amount that would have been received by Mr. Grimes if he had remained a consultant for the remaining balance of the term of the agreement. In the event of death or disability, Autobytel will pay to Mr. Grimes or his successors and assigns the amount that Mr. Grimes would have received for the remainder of the term of the agreement. Effective May 1, 2003, Mr. Grimes was not entitled to participate in Autobytel’s employee welfare benefit plans at Autobytel’s expense.

AUTOBYTEL COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

This report on executive compensation is required by the Securities and Exchange Commission and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that Autobytel specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such Acts.

The Compensation Committee of the board of directors administers Autobytel’s executive compensation program. The current members of the Compensation Committee are Mr. Fuchs, Mr. Coats and Mr. Kaplan. Each of these persons is a non-employee director within the meaning of Section 16 of the Exchange Act, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

General Compensation Philosophy

The role of the Compensation Committee is to set the salaries and other compensation of the executive officers (including named executive officers) and certain other key employees of Autobytel, and to make grants under, and to administer, the stock option, restricted stock and other employee purchase and bonus plans. Autobytel’s compensation philosophy for executive officers is to relate compensation to corporate performance and increases in stockholder value, while providing a total compensation package that is competitive and enables Autobytel to attract, motivate, reward and retain key executives and employees. Accordingly, each executive officer’s compensation package may, in one or more years, be comprised of the following three elements:

•	base salary that is designed primarily to be competitive with base salary levels in effect at high technology companies in California that are of comparable size to Autobytel and with which Autobytel competes for executive personnel;

•	annual variable performance awards, such as bonuses, payable in cash and tied to the achievement of performance goals, financial or otherwise, established by the Compensation Committee; and

•	long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and Autobytel’s stockholders.

The compensation of the Chief Executive Officer was determined by the Compensation Committee, in part, on the advice of a compensation consultant. The compensation of other executives was determined by the Compensation Committee, in part, on the advice of the Chief Executive Officer and a compensation consultant.

Executive Officer Compensation

Base Salary. Salaries for executive officers for 2004 were generally determined on an individual basis by evaluating each executive’s scope of responsibility, performance, prior experience and salary history, as well as the salaries for similar positions at comparable companies.

Annual Incentive Awards. The Compensation Committee evaluated the performance of Autobytel relative to the performance of other similarly situated companies. To the extent that bonuses were paid to officers for 2004, the Compensation Committee considered several factors including:

•	the performance of the executive;

•	the perceived increase in the value of Autobytel’s business in light of factors, including market capitalization and commercial transactions, and relative market position against competitors;

•	the development of Autobytel’s operations as measured by its growth in revenues, the decline of the ratio of expenses to revenues and the level of its income per share;

•	the position held by the executive to whom the bonus was paid; and

•	total compensation paid by comparable companies to similarly situated executives based on data provided by an independent third-party consultant.

The Compensation Committee from time to time considers various discretionary incentive compensation alternatives for Autobytel’s executives.

Long-Term Incentive Awards. The Compensation Committee believes that equity-based compensation in the form of stock options or restricted stock links the interests of executive officers with the long-term interests of Autobytel’s stockholders and encourages executive officers to remain in Autobytel’s employ. Stock options generally have value for executive officers only if the price of Autobytel’s shares of common stock increases above the fair market value of a share of common stock on the grant date and the officer remains in Autobytel’s employ for the period required for the shares granted to such person to vest.

In 2004, Autobytel granted stock options in accordance with the 1996 Stock Incentive Plan, 1998 Stock Option Plan, 1999 Stock Option Plan, 1999 Employee and Acquisition Related Stock Option Plan, 2000 Stock Option Plan, the Amended and Restated 2001 Restricted Stock and Option Plan and the 2004 Restricted Stock and Option Plan. During 2004, stock options were granted to certain executive officers to aid in the retention of executive officers and to align their interests with those of the stockholders. Stock options typically have been granted to executive officers when the executive first joins Autobytel. At the discretion of the Compensation Committee, executive officers may also be granted stock options to provide greater incentives to continue their employment with Autobytel and to strive to increase the value of Autobytel’s common stock. The number of shares subject to each stock option granted is within the discretion of the Compensation Committee and is based on anticipated future contribution and ability to impact Autobytel’s results, past performance or consistency within the officer’s peer group. In 2004, the Compensation Committee considered these factors. The stock options granted in 2004 generally become exercisable over a two to five-year period and are granted at a price that is equal to the fair market value of Autobytel’s common stock on the date of grant.

Chief Executive Officer Compensation

Mr. Schwartz’s base salary, target bonus, and long-term incentive awards for 2004 were determined by the Compensation Committee in a manner consistent with the factors described above for all executive officers and based on Mr. Schwartz’s experience in the online automotive marketing services business. Mr. Schwartz did not receive a cash bonus for 2004.

Compensation Committee

Jeffrey H. Coats

Michael J. Fuchs

Mark N. Kaplan

AUTOBYTEL AUDIT COMMITTEE REPORT

The following Audit Committee Report is provided in accordance with the rules and regulations of the Securities and Exchange Commission. Pursuant to such rules and regulations, this Audit Committee Report shall not be deemed “soliciting materials,” filed with the Securities and Exchange Commission, subject to Regulation 14A or 14C of the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall this Audit Committee Report be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that Autobytel specifically incorporates this information by reference.

The audit committee is responsible for oversight of Autobytel’s accounting and financial reporting policies, practices and internal controls on behalf of its board of directors. The audit committee operates pursuant to a charter that was amended and restated on December 9, 2004. The management of Autobytel is responsible for the preparation, presentation and integrity of Autobytel’s financial statements, Autobytel’s accounting and financial reporting principles, and internal controls designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing Autobytel’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.

In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements in the annual report with the independent auditors and management. As part of its review, the audit committee discussed the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The audit committee also reviewed with the independent auditors their judgments as to the quality, not just the acceptability, of Autobytel’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards. In addition, the audit committee has discussed with the independent auditors the auditors’ independence from management and Autobytel, including the matters in the written disclosures and the letter required by the Independence Standards Board Standard No. 1 (Independent Discussions With Audit Committees), and considered the compatibility of non-audit services with the auditors’ independence.

The audit committee discussed with the independent auditors the overall scope and plans for their audits. The audit committee met with the independent auditors to discuss the results of their examinations, and the overall quality of its financial reporting and the other matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication With Audit Committees). The audit committee also met without management.

The members of the audit committee are not professionally engaged in the practice of auditing or accounting, and are not employed by Autobytel for accounting, financial management or internal control purposes. Members of the audit committee relied, without independent verification, on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the audit committee’s oversight does not provide any basis, other than the review and discussions with management and the independent auditors referred to above, to determine that management has maintained appropriate accounting and financial reporting principles and policies or internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions referred to above do not assure that the audit of Autobytel’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States or that Autobytel’s auditors are in fact “independent.”

In reliance on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the audit committee referred to above and in its charter, the audit committee recommended to the board of directors (and the board of directors approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

The Audit Committee

Mark N. Kaplan

Jeffrey H. Coats

Mark R. Ross

TRANSACTION OF OTHER BUSINESS

As of the date of this Proxy Statement, the board of directors is not aware of any matters other than those set forth herein and in the Notice of Annual Meeting of Stockholders that will come before the Annual Meeting. Should any other matters arise requiring the vote of stockholders, it is intended that proxies will be voted in respect thereto in accordance with the best judgment of the person or persons voting the proxies.

FUTURE STOCKHOLDER PROPOSALS

Autobytel must receive at its principal office before January 31, 2006, any proposal which a stockholder wishes to submit to the 2006 annual meeting of stockholders, if the proposal is to be considered by the board of directors for inclusion in the proxy materials for that annual meeting. Stockholders of Autobytel may submit proper proposals for inclusion in Autobytel’s proxy statement and for consideration at the 2006 annual meeting of its stockholders by submitting their proposals in writing to the Secretary of Autobytel in a timely manner. In order to be included in Autobytel’s proxy materials for the 2006 annual meeting, the proposal must also otherwise comply with the requirements of Rule 14a-8 of the Exchange Act.

In addition, Autobytel’s by-laws establish an advance notice procedure with regard to stockholder nominations for the election of directors or other business to be properly brought before an annual meeting. For nominations or other business to be properly brought before the meeting by a stockholder, such stockholder must provide written notice delivered to the Secretary of Autobytel no less than 60 nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting, which notice must contain specified information concerning the business or the nominee. However, in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, such stockholder must provide written notice delivered to the Secretary of Autobytel not later than 10 days following the date notice of the annual meeting is mailed to the stockholders of Autobytel. Accordingly, a stockholder who intends to present a nomination or proposal at the 2006 annual meeting of stockholders without inclusion of the proposal in Autobytel’s proxy materials must provide written notice of the nominations or other business they wish to propose to the Secretary no later than 10 days following the date the notice of the 2006 annual meeting is mailed to the stockholders of Autobytel. A copy of the full text of the by-law provision discussed above may be obtained by writing to the Secretary of Autobytel. All notices of proposals by stockholders, whether or not included in Autobytel’s proxy materials, should be sent to Autobytel Inc., 18872 MacArthur Boulevard, Irvine, California 92612-1400, Attention: Corporate Secretary.

Autobytel reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

In addition, a stockholder who intends to present a proposal at Autobytel’s 2006 annual meeting without inclusion of the proposal in the proxy materials should be aware that the rules of the Securities and Exchange Commission provide that a proxy may confer discretionary authority on management to vote on a matter if the proponent fails to timely notify Autobytel. Such proposals must also have met the other requirements of the rules of the Securities and Exchange Commission relating to stockholder proposals.

Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the meeting, no business can be transacted. Therefore, please be sure to date and sign your proxy exactly as your name appears on your stock certificate and return it in the enclosed prepaid return envelope. Please act promptly to ensure that you will be represented at this important meeting.

If requested, we will furnish you any exhibit listed on the exhibit index to our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 upon payment of a reasonable copy fee.

By Order of the Board of Directors

Richard A. Post
President and Chief Executive Officer

July 20, 2005

PROXY

AUTOBYTEL INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

For the Annual Meeting of Stockholders September 8, 2005

Richard Post, Michael Schmidt and Ariel Amir and each of them, with full power of substitution, are hereby authorized to represent and to vote as directed on this proxy the shares of common stock of Autobytel Inc. held of record by the undersigned on July 12, 2005 at the Annual Meeting of Stockholders to be held on September 8, 2005, and at any ajdournments or postponements, as if the undersigned were present and voting at the meeting.

The shares represented by this proxy will be voted as directed by the stockholder. Where no direction is given when the duly executed proxy is returned, such shares will be voted FOR the proposal set forth on this proxy as such proxies deem advisable and on such other matters as may properly come before the Annual Meeting of Stockholders, including, among other things, consideration of any motion made for adjournment of the meeting.

Whether or not you expect to attend the meeting, you are urged to execute and return this proxy, which may be revoked at any time prior to its use.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE

ENCLOSED ENVELOPE.

Detach Proxy Card Here

(continued from other side)

Please mark votes as in this example

1. ELECTION OF NOMINEES JEFFREY H. COATS AND MARK R. ROSS AS CLASS I DIRECTORS OF AUTOBYTEL INC.

FOR all nominees

WITHHOLD AUTHORITY for all nominees

(Instruction: To withhold authority to vote for any nominee, write his name in the space provided.)

2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS, OR ANY ADJOURNMENTS THEREOF.

Date , 2005

(Signature of stockholder)

Date , 2005

(Signature of stockholder)

NOTE: Signatures should agree with the names printed hereon. When signing as executor, administrator, trustee, guardian or attorney, please give the title as such. For joint accounts or co-fiduciaries, all joint owners or co-managers should sign.

Please Detach Here

You Must Detach This Portion of the Proxy Card Before Returning it in the Enclosed Envelope